Exhibit 99.1

FOR IMMEDIATE RELEASE

Tweeter Home Entertainment Group Reports Results For Its Fourth Quarter and Fiscal Year Ended September 30, 2004

CANTON, MA, November 23, 2004 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) announced its earnings results for the fourth fiscal quarter and fiscal year ended September 30, 2004.

For the quarter ended September 30, 2004, revenue from continuing operations decreased to $176 million from $182 million in the same period last year. Comparable store sales decreased 3.5%, with much of the decrease occurring in the Southeast as a result of the hurricanes and related weather issues. Net loss from continuing operations was $10.1 million in the fourth quarter in both 2004 and 2003. Loss per share from continuing operations was $0.42 in both quarterly periods. Including discontinued operations, net loss per share for the quarter was $0.52 compared to a net loss per share of $0.43 for the same period last year.

For the quarter, loss from continuing operations was $15.1 million, compared to a loss from continuing operations of $15.8 million in the same period last year. As a percentage of revenue, the operating loss was 8.6% compared to a loss of 8.7% in the same period last year. This was primarily due to a 950 basis point increase in gross profit, offset by a 770 basis point increase in selling expenses and a 170 basis point increase in corporate expenses.

The large increase in gross margin is due in part to an easy comparison to the prior year. In August and September of 2003 the company engaged in an aggressive campaign to reduce open box and discontinued inventory. The company opted to give up gross profit dollars to achieve its goal of lowering discontinued inventory to 10% of total inventory by September 2003. Improved product gross margins and an increase in vendor program funds account for approximately 840 basis points of the increase. The remaining 110 basis points are the result of supply chain improvements reducing associated inventory costs.

The increase in selling expenses is primarily the result of a 250 basis point increase in compensation, most of which is the result of new headcount in the installation group, 320 basis point reduction in cooperative advertising funds, 100 basis point increase in gross advertising expenditures and an 80 basis point increase in occupancy costs.

The $2.5 million increase in corporate expenses for the quarter is primarily the result of a $1.0 million increase in loss reserves for excess property and $1.7 million in additional consulting fees compared to the same period last year.

For the year ended September 30, 2004, revenue from continuing operations increased 1% to $778 million from $772 million the prior year. Comparable store sales decreased 1% for the period. The net loss from continuing operations was $15.1 million, compared to a net loss from continuing operations of $11.3 million in the prior year. Loss per share from continuing operations was $0.63 per share compared to a loss per share of $0.48 for the comparable period last year. Including discontinued operations, net loss per share was $0.75, compared to a net loss per share of $0.49 for the same period last year.

For the year, loss from continuing operations was $22.3 million compared to $16.2 million the prior year. As a percentage of revenue, the operating loss was 2.9% compared to 2.1% the prior year. This was primarily due to a 450 basis point increase in gross profit, offset by a 390 basis point increase in selling expenses and a 130 basis point increase in corporate general and administrative and non-cash compensation expenses.

The increase in gross margin is the result of an easier fourth quarter comparison described above, an increase in labor as a percentage of total revenue and a net increase in vendor program funds compared to the prior year.

The increase in selling expenses is attributable to a 120 basis point increase in compensation, primarily due to headcount increases within the installation staff, 260 basis points from reductions of coop funds and a 50 basis point increase in occupancy costs and vehicle expenses. This was offset by a 30 basis point reduction in bank fees associated with credit card processing.

The $10.9 million increase in corporate general and administrative and non-cash compensation expenses is primarily attributable to a $5.0 million charge for compensatory warrants to a consulting firm engaged by the company and approximately $5.4 million in other consulting fees paid during the year to several firms engaged by the company in its Foundations for Winning initiatives.

Discontinued operations, consisting primarily of the closed Bang & Olufsen stores, accounted for tax-effected charges of $2.4 million in the September 2004 quarter and $3.0 million for fiscal 2004.

Jeffrey Stone, President and CEO, said, “Our year end results reflect the decisions that we made this year to strengthen the foundation of our company. We believe that we have added the necessary infrastructure, enhanced systems such as supply chain and removed excess expenses to allow us to compete as a multibillion dollar, several hundred-store retailer. We intend to return to a positive comp store sales performance and produce profits for our shareholders in fiscal 2005, while simultaneously continuing our Foundations for Winning improvement plans.”

Stone added, “We are incredibly proud of the efforts of the entire team and all of us have renewed confidence in our potential going into the most important quarter of the year.”

Joe McGuire, Chief Financial Officer, said, “Yesterday the company amended its bank facility with Fleet Retail Group, a Bank of America Company, extending the term for an additional two years and lowering the pricing grid on both outstanding borrowings and the unused commitment fee. We also lowered the total size of the line to $90 million from $110 million, as we believe that we will not have a need for the larger credit line. We had a one-time right within the current agreement to lower the commitment without penalty and we elected to exercise that right. Our rate under this facility is expressed as a margin over LIBOR, and this new pricing is 25 basis points less on each of the pricing tiers. Our rate on the unused portion will go down by 7.5 basis points as well. In addition, the administrative availability block will drop to $7.5 million from the current $11 million. We believe that these rate reductions are reflective of our Bank’s confidence in the company, resulting from the improvements that they have witnessed this past year in key areas.”

McGuire continued, “We couldn’t be more pleased with the results of our supply chain initiatives. Inventory days on hand continue to decline, while in-stock metrics have steadily improved during the year. Total receivables and the doubtful accounts reserve have declined as well, while days in accounts payable expand as we continue to explore innovative new partnerships with our vendors. We reduced our cash conversion cycle this year by 5 days in addition to the reduction of 5 days last year. Bank debt finished the year below plan, with $35 million outstanding. Net cash provided by operations was $41.5 million, the highest in company history. Our goal is to finish fiscal 2005 with less than $15 million in bank debt.”

In connection with its audit procedures for the year ended September 30, 2004, Deloitte & Touche LLP (“Deloitte & Touche”), our independent auditors, advised our Audit Committee and management that controls relating to the accumulation of financial information within spreadsheets were not sufficient, resulting in a material weakness under standards established by the American Institute of Certified Public Accountants. The Company recorded adjustments for the items identified.

Deloitte & Touche reported that it had deemed our monitoring controls over the use of spreadsheets in the financial reporting process to be ineffective, because these controls did not detect the errors in a timely fashion. The errors were isolated to the fourth quarter of fiscal 2004 and did not affect prior periods. In accordance with Deloitte & Touche’s recommendations, we will review, re-evaluate and improve these controls.

Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a national specialty consumer electronics retailer, providing entertaining consumer electronics solutions.

The company’s fiscal 2004 revenues were $778 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979 and was named one of the “100 Fastest Growing Companies” by Fortune in 2002. Tweeter Home Entertainment Group, Inc. now operates 176 stores under the Tweeter, hifi buys, Sound Advice, Bang & Olufsen, Electronic Interiors, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The company employs more than 3,600 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s web sites at www.twtr.com and www.tweeter.com.

Tweeter Home Entertainment Group, Inc.
Condensed Consolidated Statements of Operations
For the Three and Twelve Months Ended September 30, 2003 and 2004
(In thousands except share and per share amounts)

	Three Months ended		Twelve Months ended
	September 30,		September 30,
	(unaudited)	(unaudited)		(unaudited)
	2003	2004	2003	2004
Total revenue	$181,601	$175,935	$771,553	$778,225
Cost of sales	127,594	106,904	506,658	476,243

Gross profit	54,007	69,031	264,895	301,982
Selling expenses	55,530	67,466	233,481	265,741
Corporate, general and administrative expenses	13,980	16,486	45,695	52,477
Amortization of intangibles	170	170	680	680
Non-cash compensation charge	135	44	1,219	5,342

Loss from continuing operations	(15,808)	(15,135)	(16,180)	(22,258)
Income from equity investments	650	238	650	860
Interest income	103	—	112	328
Interest expense	(1,170)	(1,209)	(2,834)	(3,350)

Loss from continuing operations before income taxes	(16,225)	(16,106)	(18,252)	(24,420)
Income tax benefit	(6,127)	(5,970)	(6,936)	(9,280)

Net loss from continuing operations	(10,098)	(10,136)	(11,316)	(15,140)
Discontinued operations:
Pre-tax loss from discontinued operations	(287)	(3,880)	(558)	(4,885)
Income tax benefit	(104)	(1,438)	(212)	(1,856)
Loss from discontinued operations	(183)	(2,442)	(346)	(3,029)

Net loss	$(10,281)	$(12,578)	$(11,662)	$(18,169)

Basic and diluted loss per share:
Loss from continuing operations	$(0.42)	$(0.42)	$(0.48)	$(0.63)
Loss from discontinued operations	(0.01)	(0.10)	(0.01)	(0.12)

Net loss per common share	$(0.43)	$(0.52)	$(0.49)	$(0.75)

Weighted average shares outstanding
Basic	23,843,736	24,408,144	23,689,724	24,164,729

Diluted	23,843,736	24,408,144	23,689,724	24,164,729

Tweeter Home Entertainment Group, Inc.
Condensed Consolidated Balance Sheets
As of September 30, 2003 and 2004
(in thousands)

	September 30,	September 30,
	2003	2004
		(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,850	$2,801
Accounts receivable, net	18,264	17,796
Inventory	117,569	106,563
Other current assets	32,869	24,634

Total current assets	170,552	151,794
PROPERTY AND EQUIPMENT, NET	126,221	124,864
LONG-TERM INVESTMENTS	2,113	2,304
OTHER ASSETS, NET	7,623	15,933
INTANGIBLES, NET	1,927	1,247
GOODWILL	—	4,885

TOTAL	$308,436	$301,027

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$7,365	$3,184
Accounts payable, accrued expenses and other current liabilities	76,613	92,507

Total current liabilities	83,978	95,691

LONG-TERM DEBT	48,267	35,002
OTHER LONG-TERM LIABILITIES	11,155	14,102

Total liabilities	143,400	144,795

STOCKHOLDERS’ EQUITY	165,036	156,232

TOTAL	$308,436	$301,027

Tweeter Home Entertainment Group, Inc.
Condensed Consolidated Statements of Cash Flows
For the Twelve Months Ended September 30, 2002, 2003 and 2004
(in thousands)

	Twelve Months Ended
	September 30,
	2002	2003	2004
			(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(165,129)	$(11,662)	$(18,169)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18,063	21,792	23,292
Non-cash compensation	—	1,219	5,342
Effect from impairment of intangibles	194,902	—	—
Other non cash items	(3,301)	1,844	(10,353)
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Decrease (increase) in assets	(12,253)	15,840	24,004
(Decrease) increase in liabilities	(4,559)	(18,726)	17,392

Net cash provided by operating activities	27,723	10,307	41,508

CASH FLOWS FROM INVESTING ACTIVITIES:
Net activity from purchase and sale of property and equipment	(40,748)	(11,578)	(19,431)
(Purchase) sale of investments	89	(750)	—
Cash paid for acquisitions	(4,813)	—	(4,280)
Distributions from investments	3,232	25	738

Net cash used in investing activities	(42,240)	(12,303)	(22,973)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (payments) of debt	10,177	749	(19,535)
Equity transactions	3,345	814	1,951

Net cash provided (used in) by financing activities	13,522	1,563	(17,584)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(995)	(433)	951
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,278	2,283	1,850

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,283	$1,850	$2,801

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest	$2,396	$2,624	$2,634

Taxes	$10,151	$(40)	$(9,228)

Noncash investing activities:
Issuance of common stock and assumption of options for acquisitions	$1,000	$—	$752

Issuance of warrants	$—	$—	$5,009

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For further information, contact Kate MacKinnon at 781 830 3324, fax 781 830 3223 or email at kmackinnon@twtr.com.

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Certain statements contained in this press release, including, without limitation, statements containing the words “expects,” “anticipates,” “believes,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and projections are subject to various risks and uncertainties including risks that the company has not added the necessary infrastructure, enhanced systems such as supply chain, or removed excess expenses to allow it to compete as a multibillion dollar, several-hundred store retailer, risks that the company may not achieve positive comp store sales performance or produce profits for its shareholders in fiscal 2005, risks that the newly amended credit agreement may not be sufficient for the company’s needs, risks that the company may not achieve its goal of reducing bank debt to less than $15 million by the end of fiscal 2005, risks associated with management of growth, risks of economic downturns generally, and in Tweeter’s industry specifically, risks associated with competitive pricing pressure and seasonal fluctuations, risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, risks associated with Tweeter’s dependence on key personnel, risks associated with obtaining financing for the company’s business model, and risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 12, 2003 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov) and its other filings with the SEC, that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.